                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported): April 3, 2001
                                                       -------------


                          MICROSTRATEGY INCORPORATED
                          --------------------------
              (Exact Name of Registrant as Specified in Charter)



          Delaware                          0-24435        51-0323571
       ----------------------------------------------------------------
          (State or Other Jurisdiction    (Commission   (IRS Employer
           of Incorporation)               File Number)  Identification No.)


          8000 Towers Crescent Drive, Vienna, Virginia         22182
          -----------------------------------------------------------
         (Address of Principal Executive Offices)           (Zip Code)

     Registrant's telephone number, including area code:   (703) 848-8600
     ---------------------------------------------------------------------

         _____________________________________________________________
         (Former Name or Former Address, if Changed since Last Report)
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Item 5.  Other Events.

     On April 3, 2001, MicroStrategy Incorporated (the "Company") issued a press release announcing new corporate developments, including (a) the Company's expectation that the results of operations for the first quarter of 2001 will be below its previous expectations, (b) the implementation of a corporate restructuring program which will include a reduction in the Company's worldwide workforce by approximately one-third, (c) the refinancing of its $125 million Series A Convertible Preferred Stock (the "Series A Preferred Stock") and (d) federal court approval of the settlement of the consolidated securities class action lawsuit against the Company and certain of its officers and directors. A copy of this press release is attached hereto as Exhibit 99.1.

     As a result of the refinancing of the Series A Preferred Stock, the Company will have the option to redeem for cash $5.3 million face value of its outstanding Series A Preferred Stock and will redeem or exchange all remaining outstanding Series A Preferred Stock as follows:

     (1) $25 million of Series A Preferred will be redeemed for $25 million in cash;

     (2) $33.75 million of Series A Preferred will be exchanged for a combination of Class A Common Stock valued at $5 per share and Series D Preferred Stock with a fixed conversion price of $5 per share (i.e. equal to 6.75 million shares of Class A Common Stock, on an as-converted basis, plus additional shares for accrued dividends);

     (3) $33.125 million of Series A Preferred will be exchanged for an equivalent amount of Series B Preferred Stock, with a fixed conversion price of $12.50 per share; and

     (4) $27.825 million of Series A Preferred will be exchanged for an equivalent face amount of Series C Preferred Stock, with a fixed conversion price of $17.50 per share.

     The Series B Preferred Stock and the Series C Preferred Stock will each have a three-year maturity and accrue dividends at the rate of 12.5% per year, payable in cash or stock. The Series B and Series C Preferred Stock may be redeemed at maturity at par value plus accrued dividends or mandatorily converted into Class A Common Stock at the lower of their respective fixed conversion prices or the 30 day weighted average price of the Company's Class A Common Stock immediately preceding the maturity date, at the option of the Company. The Series D Preferred Stock will have a three-year maturity, will not pay dividends, and will have a fixed conversion price of $5 per share. At maturity, the Series D Preferred Stock mandatorily converts into Class A Common Stock at the fixed conversion price of $5 per share.

     In conjunction with the refinancing, the investors agreed to limit their net sales of the Company's stock to a cumulative volume of 5% of the daily trading volume as reported by Bloomberg Financial Markets. The Company intends to pay the $25 million with cash on hand or new cash raised through debt or equity facilities, or a combination of the above. The refinancing is expected to close on June 4, 2001, subject to the satisfaction of various closing conditions.

     The terms of the refinancing are more fully set forth in the Redemption and Exchange Agreements attached hereto as Exhibits 10.1, 10.2 and 10.3, and the terms of the Series B, Series C and Series D Preferred Stock are set forth in the respective forms of Certificate of Designations, Preferences and Rights attached hereto as Exhibits 10.4, 10.5 and 10.6. Pursuant to the Registration Rights Agreements, attached hereto as Exhibits 10.7, 10.8 and 10.9, the Company has agreed to grant registration rights covering the resale of shares of Class A Common Stock issuable upon conversion of the preferred stock issued in the refinancing.
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EXHIBIT           DESCRIPTION


10.1 Redemption and Exchange Agreement, dated as of April 3, 2001, by and among the Company, Fisher Capital Ltd. and Wingate Capital Ltd.

10.2 Redemption and Exchange Agreement, dated as of April 3, 2001, by and between the Company and HFTP Investment L.L.C.

10.3 Redemption and Exchange Agreement, dated as of April 3, 2001, by and between the Company and Leonardo, L.P.

10.4 Form of Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock (Exhibit A to Exhibits 10.1, 10.2 and 10.3 hereto)

10.5 Form of Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock (Exhibit B to Exhibits 10.1 and
        10.3 hereto)

10.6 Form of Certificate of Designations, Preferences and Rights of the Series D Convertible Preferred Stock (Exhibit C to Exhibits 10.1 and
        10.3 hereto and Exhibit B to Exhibit 10.2 hereto)

10.7 Registration Rights Agreement, dated as of April 3, 2001, by and among the Company, Fisher Capital Ltd. and Wingate Capital Ltd.

10.8 Registration Rights Agreement, dated as of April 3, 2001, by and between the Company and HFTP Investment L.L.C.

10.9 Registration Rights Agreement, dated as of April 3, 2001, by and between the Company and Leonardo, L.P.

99.1    Press Release
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           MicroStrategy Incorporated
                                                   (Registrant)


                                            By: /s/ Eric F. Brown
                                               ------------------------
                                            Name:  Eric F. Brown
                                            Title: President and Chief Financial
                                                   Officer


Date:  April 4, 2001